Exhibit 99.2

DUCOMMUN INC.

LaBarge Acquisition Conference Call

Moderator: Chris Witty

April 4, 2011

10:00 am EST

Operator:	Good day ladies and gentlemen and welcome to a special conference call to review Ducommun’s recently-announced agreement to acquire LaBarge, Incorporated. At this time, all participants are in a listen-only mode. Following management’s prepared remarks we’ll hold a Q&A session.

To ask a question, please press star followed by 1 on your touch-tone phone. If anyone has difficulty hearing the conference, please press star zero for operator assistance.

As a reminder, this conference is being recorded today, April 4th, 2011. I would now like to turn the conference over to the moderator, Chris Witty.

Moderator (Chris):	Thank you and welcome everybody. With me today is Tony Reardon, Ducommun’s President and CEO, and Joe Bellino, Vice President and CFO. Our conference call today will include a presentation that is available on Ducommun’s website at www.ducommun.com.

I would now like to provide a brief Safe Harbor statement...

This conference call may include forward-looking statements that represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties and may cause the Company’s actual performance to be materially different from the performance indicated or implied by such statements.

All statements other than statements of historical facts included in this conference call are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in this conference call and in the Company’s Annual Report and Form 10-K for the fiscal year ended December 31, 2010.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements. Unless otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this conference call.

IN ADDITION, PLEASE REVIEW THE SPECIFIC DISCLOSURES ON PAGE 1 OF THE PRESENTATION AS RELATES TO THE TRANSACTION BETWEEN DUCOMMUN AND LABARGE.

I’d like to turn it over now to Ducommun’s President and CEO, Tony Reardon. Tony?

Tony Reardon - President & Chief Executive Officer:

Thank you, Chris, and hello everyone. We are very excited to have this call to discuss our pending acquisition of LaBarge. This truly is a transformational event for Ducommun, creating an entity with approximately $730 million in sales. It will be the largest acquisition Ducommun has ever made and brings us closer to our vision of becoming a leading Tier-2 provider of manufacturing services in both aerostructures and electronic assemblies.

Beginning with slide 2, let me start by answering the obvious question – Why LaBarge? The acquisition of LaBarge will nearly double the size of Ducommun and significantly strengthen our Ducommun Technologies unit. As Joe Bellino and I have said to investors many times, we see strategic acquisitions as an important part of our overall growth plan. Acquisitions enhance our customer relationships and bolster our organic growth. But we said we would be prudent in what we look for, as there needs to be the right cultural and technological fit, along with the requisite attractive returns, to justify the process of acquiring a business and dedicating ourselves to its successful integration.

We believe the acquisition of LaBarge has the potential to be a home run for us on all fronts. Joe will talk about the transaction economics in a minute, but let me stress what this will do for our Ducommun Technologies subsidiary.

The combined business will be one of the largest electronics manufacturing services (or EMS) provider dedicated to the aerospace and defense market, focused on higher margin, low volume, high mix applications. These are customized, complex, mission-critical products. This will also expand Ducommun’s value-added services by including engineering and design, program management, and aftermarket support. LaBarge will broaden our existing A&D platforms and add access to new, high growth programs, allowing for substantial cross-selling opportunities for current customers as well as new ones. The strategic fit couldn’t be better. Both companies have a similar business approach and corporate culture, and the name LaBarge is well known and respected across the industrial landscape. LaBarge has an excellent management team and an outstanding workforce.

Overall, the acquisition will increase our market opportunities in growth sectors, add to our technological capabilities, improve Ducommun’s long-term margin profile, and result in a broader customer base. The transaction is expected it to be earnings accretive in the full year 2012, as Joe will review in a moment.

Turning to Slide 3, LaBarge, founded in 1953, is a proven leader in electronics manufacturing for customers in a diverse group of markets, with sole source capabilities. One of LaBarge’s areas of expertise, as I mentioned a moment ago, is in the high margin, high-mix, low-volume manufacturing of custom, complex, high-reliability, mission-critical products. As of January 2, 2011, LaBarge had run-rate sales of approximately $324 million, and its revenue has grown, on average, 14% annually over the past decade. The company also boasts an EBITDA margin of 12%. LaBarge is broadly based across a number of growth industries and key, Tier-1 OEMs including Raytheon, Boeing, GE, Owens Illinois, and United Technologies.

Slide 4 highlights LaBarge’s portfolio of products including circuit boards, wiring systems, sophisticated electronics, and a variety of assemblies and subassemblies for high performance applications. With its strong management team, LaBarge has rapidly built itself into a leading niche provider of electronic manufacturing services since its founding. The company’s gross margins have ranged between approximately 19% and 22% over the past five years.

As shown on Slide 5, LaBarge’s end-markets include the aerospace & defense, industrial, natural resources and medical fields. From missile systems to electronic test equipment and respiratory care devices, the company has a firm footing in a variety of growth markets. By combining LaBarge with Ducommun Technologies, we will bolster our A&D offerings while fueling expansion by opening up new industries and cross-selling opportunities.

This is clearly shown on Slide 6. As you can see, the combined company will operate across a diverse set of businesses and platforms. A significant shift in overall segment mix will occur, with 63% of the new entity comprised of Ducommun LaBarge Technologies. This unit will have more exposure to highly engineered products and services and be led by a senior team of individuals from both entities, with LaBarge’s chief operating officer, Randy Buschling, serving as senior vice president of the division. And while our traditional aerospace and defense business will continue to account for the largest market segment — approximately 75% of the combined company — we will now be able to leverage our capabilities to take part in other fast-growth industries such as wind power, industrial test equipment, and medical devices. The portion of our total business in defense will also be reduced to 50% from around 60% today, balancing our portfolio.

Turning to Slide 7, we believe there are significant cross-selling opportunities between our two organizations from a customer perspective. The combined entity, with approximately $730 million in run-rate revenue at the end of 2010, serves a large list of blue chip OEMs and strengthens our existing relationships with the likes of Boeing, Northrop Grumman, and Raytheon. In addition, Ducommun will open up new avenues in commercial aerospace for LaBarge’s existing product lines while, at the same time, we will gain access to non-aerospace & defense customers such as American Superconductor and Owens Illinois, providing increased opportunities within the energy and industrial sectors. We believe these end-markets may experience strong growth over the next five years.

Slide 8 illustrates the complementary nature of LaBarge’s products and services with those of Ducommun Technologies. We will now be able to expand on our capabilities and provide a full portfolio of electronic subassemblies, components, and systems at a time when such products are becoming ever more important to automation, flight controls, and energy management. We view this as increasing our target market and increasing the attractiveness of our offerings, leading to both higher growth and stronger margins. The transaction also solidifies Ducommun as the largest provider of airborne and ground-based non-OEM radar manufacturing support services in the U.S.

As an example of how our product portfolio will be bolstered, Slide 9 shows how both companies have significant capabilities on the Black Hawk — which is also Ducommun’s largest military platform. LaBarge provides overhead panel assemblies, harnesses, and circuit card assemblies for this important customer, strengthening existing products sold through both Ducommun Technologies and Ducommun Aerostructures. As our investors know, the Black Hawk is one of the most robust military platforms, currently with four variants, and Sikorsky has a firm backlog from the U.S. Army for approximately 1,200 aircraft, with a run-rate of around 140 per year. We continue to see this program as a very important part of our future.

Similarly, for the Joint Strike Fighter, we will be able to offer a broader array of products and technologies with the primary goal of becoming a reliable Tier-2 partner of higher-end assemblies. We see a great deal of promise and opportunity as the combined organization brings more value to these customers and markets going forward.

I will now hand it over to Joe Bellino, our Vice President and Chief Financial Officer, to talk about the transaction mechanics. Joe?

Joe Bellino - Vice President & Chief Financial Officer:

Thank you, Tony, and good day everybody. I’m really pleased to talk about this exciting acquisition. As Slide 10 indicates, the overall transaction value will be approximately $340 million, with an offer price of $19.25 a share in cash – representing a 22% premium over the last 90 trading days. Closing is expected by the end of June after regulatory approvals and a vote by the LaBarge stockholders.

The transaction value implies a multiple of approximately 8.7x LTM EBITDA, excluding synergies, and the acquisition is expected to be accretive in the full year 2012, excluding the impact of transaction expenses and assuming current debt market conditions.

Given the strategic fit between the two companies, we are expecting to generate run-rate cost synergies of approximately 2% of LaBarge revenue, spread over a variety of areas including manufacturing efficiencies, corporate overhead, component sourcing, and improved customer penetration.

Let me expand on this by saying that we have a proven track record of business integration. Our last major acquisition of DynaBil, in 2008, demonstrates Ducommun’s ability to acquire and quickly integrate companies that can propel our company forward. We expect LaBarge to be an even bigger contributor than DynaBil but one focused on growing Ducommun Technologies instead of our aerostructures business. To that end, we plan to create a joint integration team and lay out a detailed timetable to combine our two entities and create the synergies previously mentioned. In so doing, we will utilize best practices in both organizations — and we know LaBarge to be an excellent resource in terms of manufacturing efficiencies, CRM, and supply chain management.

In addition to this cross-fertilization of best practices, we will, as Tony previously mentioned, aggressively look for cross-selling opportunities and insourcing of components. For example, Ducommun buys a large number of printed circuit boards and assemblies annually, many of which could be switched to LaBarge. Conversely, LaBarge buys certain components for its Black Hawk overhead cockpit panels that could be sourced from Ducommun. These are just a couple simple examples of the powerful benefits of combining our operations, but we see many, many areas where — working together — we can grow the business and improve our financial results.

Turning to Slide 11, we show how we are financing the acquisition …

We are planning to raise approximately $390 million of debt consisting of a new Secured Term Loan of $190 million and $200 million of new Senior Notes, to complete this acquisition. The debt proceeds will go towards the equity purchase price of approximately $310 million; repayment of the existing debt of both companies of $34 million; and funding the combined expenses and fees, leaving excess cash of roughly $15 million on our balance sheet. In addition, we will have a $40 million revolver in place at closing.

We have received committed debt financing from UBS and Credit Suisse for the acquisition.

Pro forma for the transaction, our net debt/LTM Adjusted EBITDA, including investments in new programs as of 12/31/2010 and reflecting first-year synergies, is expected to be 4.0x. Given our expected growth in EBITDA and the historically strong free-cash-flow-generating ability of both Ducommun and LaBarge, we will be focused on reducing this ratio going forward.

With that, I’d like to turn the call back over to Tony.

Tony Reardon - President & Chief Executive Officer

Thanks, Joe. Before turning the call over to questions, let me review some highlights of this transaction. As shown on Slide 12, we firmly believe that LaBarge is an excellent strategic fit for Ducommun. We are acquiring a premier electronics manufacturing platform and adding substantial capabilities that will mesh well with our own. We believe LaBarge is an organization that, combined with Ducommun Technologies, has the potential of becoming an even greater business — creating value for our stockholders while bringing Ducommun an exceptional customer base and broad industrial presence. We see this as a key part of our expansion strategy, one which will result in faster growth, higher margins, and less cyclicality. As always, we will do everything we can to merge the operations seamlessly and provide for the best long-term returns for our investors.

I’d be remiss if I didn’t commend teams from LaBarge and Ducommun for the work they have done during what was a robust due diligence period. Individuals from both companies have contributed greatly to this process and will be an important part of our success going forward, so I sincerely thank all parties involved.

We look forward to a very exciting time in the months ahead, in which a new Ducommun takes another step in its evolution in becoming a leading Tier-2 supplier of advanced electronics and aerostructure assemblies. We are combining companies with similar cultures to be a better partner to our customers and provide better returns to our shareholders.

I’d now like to open it up for any questions anybody may have. Operator?